Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

PROVECTUS’ INTRALESIONAL PV-10 AND CO-INHIBITORY BLOCKADE DATA TO

BE PRESENTED AT SITC 29TH ANNUAL MEETING

Conference to be Held November 6-9, 2014 in National Harbor, MD.

KNOXVILLE, TN, September 23, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that a team of researchers led by Shari Pilon-Thomas, PhD from the Moffitt Cancer Center will present data at the Society for Immunotherapy of Cancer [SITC] 29th Annual Meeting with an abstract titled “Efficacy of Intralesional Injection with PV-10 in Combination with Co-Inhibitory Blockade in a Murine Model of Melanoma.”

Dr. Craig Dees, PhD, CEO of Provectus, said, “Medical oncologists are interested in potential combinations of PV-10 with immune checkpoint inhibitors for patients with significant tumor burden inaccessible to intralesional injection. Dr. Pilon-Thomas’s work is an important step forward as part of our corporate strategy for addressing unmet need in late stage melanoma patients.”

PV-10, a 10% solution of Rose Bengal that is currently being examined as a novel cancer therapeutic, is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, minimizing potential for systemic side effects.

About The Society for Immunotherapy of Cancer (SITC)

The Society for Immunotherapy of Cancer (SITC) is a 501 (c)(3) non-profit society of medical professionals. Recent advances in immunology and biology have opened up new horizons in the field of cancer therapy, with an upsurge in the integration of new biologic agents into clinical practice. With several high-caliber scientific meetings with a focus on clinical and translational aspects of biologic approaches to cancer treatment and numerous networking opportunities unique to this organization, the Society for Immunotherapy of Cancer (SITC) has developed into the premier destination for interaction and innovation in the cancer immunology and immunotherapy community. The goals of SITC are directed towards the rapid dissemination of information in these areas to expedite the safe transfer of both basic and applied research to the clinical setting.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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